Exhibit 99.1

Press Release
www.shire.com

Income Access Share arrangements – dividend in respect of the six months to December 31, 2015

April 11, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) updates shareholders in respect of the interim dividend of 22.16 US cents per Ordinary Share payable on April 12, 2016, to shareholders who were on the register of members at the close of business on March 11, 2016 (the “Record Date”).

On February 16, 2016, the Company wrote to shareholders advising of developments in global tax law, namely the introduction of the Foreign Account Tax Compliance Act and the Common Reporting Standard, and the associated new reporting obligations related to the Company’s Income Access Share arrangements (“IAS Arrangements”). The Company wrote again to shareholders on March 3, 2016, regarding the IAS Arrangements, and issued related announcements on February 16 and 23, as well as on March 1 and 3, 2016. In order to ensure compliance with the new reporting obligations, the Company requested from shareholders who had elected, or who were deemed to have elected, to participate in the IAS Arrangements the relevant information via new IAS Arrangements election forms. The Company confirmed that all shareholders who wished to receive, or continue to receive, UK source dividends via the IAS Arrangements needed to complete the new IAS Arrangements election forms and return to the address stated therein. Shareholders were further advised that those shareholders who did not elect to receive UK source dividends using the new IAS Arrangements election forms would receive Irish source dividends which would incur Irish dividend withholding tax, subject to applicable exemptions.

The Company today confirms that, since the Record Date, it has received additional advice relating to the application of the Foreign Account Tax Compliance Act and the Common Reporting Standard to the IAS Arrangements. Following consideration of this advice, the Company confirms that, in respect of the interim dividend payable on April 12, 2016, UK source dividend payments under the IAS Arrangements are able to be made to those shareholders who elected, or who were deemed to have elected, to receive their dividends on this basis prior to the introduction of the new IAS Arrangements election forms. Accordingly, pursuant to the Company’s Articles of Association, payments to shareholders of the interim dividend payable on April 12, 2016, will be made as follows:

•	Shareholders who, as at the Record Date, had elected, or who were deemed to have elected, to receive UK source dividends via the IAS Arrangements will receive their dividends from a subsidiary of the Company that is resident for tax purposes in the UK. For the avoidance of doubt, this includes shareholders who had elected, or who were deemed to have elected, to receive their dividends on this basis prior to the introduction of the new IAS Arrangements election forms, to the extent that such elections or deemed elections were not revoked or superseded by subsequent elections to receive Irish source dividends.

•	Shareholders who, as at the Record Date, had elected, or who were deemed to have elected, to receive UK source dividends via the IAS Arrangements will receive their dividends from a subsidiary of the Company that is resident for tax purposes in the UK. For the avoidance of doubt, this includes shareholders who had elected, or who were deemed to have elected, to receive their dividends on this basis prior to the introduction of the new IAS Arrangements election forms, to the extent that such elections or deemed elections were not revoked or superseded by subsequent elections to receive Irish source dividends.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information concerning the IAS Arrangements, please contact Equiniti (+44 (0) 121 415 7593).

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com